Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Alphatec Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and (h)	800,000(2)	$9.44	$7,552,000	0.00013810	$1,042.93
Total Offering Amounts			800,000	$ 9.44	$7,552,000		$1,042.93
Total Fee Offsets							$ —
Net Fees Due							$1,042.93

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares which may be subject to grant or otherwise issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.
(2)
Represents an additional 800,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”) available for future issuance under the Alphatec Holdings, Inc. 2016 Employment Inducement Award Plan (as amended, the “Inducement Plan”) pursuant to an amendment to the Inducement Plan approved by the Compensation Committee of the Board of Directors of Alphatec Holdings, Inc. (the “Company”) on July 21, 2026. The maximum number of shares which may be sold upon the exercise of such options or issuance of stock-based awards granted under the Inducement Plan are subject to adjustment in accordance with certain anti-dilution and other provisions of the Inducement Plan.
(3)
This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $9.44 which is the average of the high and low prices for the Registrant’s common stock as reported on The Nasdaq Global Select Market on July 29, 2026.